UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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VERINT SYSTEMS INC.
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175 Broadhollow Road
Melville, New York 11747

June 13, 2017

SUPPLEMENT TO THE PROXY STATEMENT OF VERINT SYSTEMS INC.
DATED MAY 10, 2017 FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2017

Dear Verint Systems Inc. Stockholder:
In connection with our 2017 annual stockholders meeting to be held on June 22, 2017, we would like to provide you with additional information and context regarding our stockholder outreach efforts related to our executive compensation program. We would also like to take this opportunity to explain how our compensation program has been carefully designed by the Compensation Committee to align pay with performance and why the Compensation Committee deserves your support.

As discussed in our proxy statement, we regularly engage with our stockholders each year on a number of topics (including executive compensation) in order to maintain an open line of communication and to solicit feedback. Over the last year, we have met with hundreds of investors, representing over half of our stock ownership, during which we made ourselves available to discuss any subject our stockholders wished to raise with us, including executive compensation. During these discussions, our stockholders have raised many issues, including in some instances, general themes and questions regarding compensation, such as the importance of creating alignment between pay and performance, as well as on incentivizing long-term value creation. However, we have generally received support for our compensation practices and have not heard specific concerns from our investors.

Taking into account the lower level of stockholder approval we received for our Say-on-Pay proposal last year (69.5% compared to 97% and 94% in 2014 and 2015, respectively), however, in preparation for the spring 2017 proxy season, we reached out to a sampling of our largest investors and proactively engaged with them to see if they had any feedback or recommendations related to the items covered in last year’s proxy statement, including executive compensation. While we did receive feedback regarding Board composition and refreshment from this outreach (which we have sought to address by adding two new directors to our Board since September) as well as a few questions regarding executive compensation, consistent with our historical experience, the investors we spoke with indicated that they were generally satisfied with our executive compensation program and did not propose any specific changes.

Notwithstanding the results of our shareholder outreach, in recognition of last year’s Say-on-Pay vote result and as part of the Compensation Committee’s regular annual review process, the Compensation Committee determined to take certain actions to further enhance the pay-for-performance alignment of our executive compensation program for the year ended January 31, 2017 and beyond, bearing in mind the general themes discussed above. Specifically, the actions taken by the Compensation Committee included:

•
granting officer equity awards in April 2016 at significantly lower grant values compared to April 2015 (32%-36% lower), in alignment with the reduction in our stock price year-over-year, leading to a reduction in overall pay opportunities for our officers of 23%-27% (a $2.7 million reduction in the case of our Chief Executive Officer);

•
for equity grants made in April 2017 and beyond, revising our performance award design to increase the length of the performance period to three years for the relative TSR component of the awards (while eliminating the previous one year service requirement); and

•	tightening our stock ownership guidelines for directors and officers to reduce from 100% to 50% the amount of unvested equity awards that can count towards the satisfaction of the guidelines.

We firmly believe that the Compensation Committee has been fully responsive to feedback from our investors with regard to executive compensation, taking actions beyond what has been requested. Accordingly, we strongly urge you to vote “FOR” Compensation Committee members John Egan, Richard Nottenburg, Howard Safir, and Earl Shanks.

In addition, we strongly believe that the Compensation Committee has structured our executive compensation program such that it takes into account the performance of our executives and the performance of our company, and is designed to align pay outcomes with performance. The Compensation Committee believes that our existing executive compensation program is well-designed and should be allowed time to operate as intended. Our pay-for-performance efforts were acknowledged by major proxy advisors, including ISS, who in the conclusion of their report stated that “pay-for-performance concerns are sufficiently mitigated for the year under review”, noting that annual incentives were based on objective performance targets, as were half of fiscal 2017 equity awards, and that any pay-for-performance misalignment with respect to our CEO was mitigated by the year-over-year reduction in his compensation by approximately $2.7 million. Accordingly, we ask that you cast your vote based on the merits of our executive compensation program as disclosed in our proxy statement, and vote “For” our Say-on-Pay proposal.

Sincerely,

Richard Nottenburg
Chairman of the Compensation Committee

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This Supplement to the proxy statement is first being released to stockholders on or about June 13, 2017, and should be read together with the proxy statement.  The information contained in this Supplement to the proxy statement modifies or supersedes any inconsistent information contained in the proxy statement.